Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of lululemon athletica inc. of our report dated March 29, 2022 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in lululemon athletica inc.’s Annual Report on Form 10-K for the 52 week year ended January 30, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Vancouver, Canada
June 30, 2022